David Lubin & Associates, PLLC
10 Union Avenue, Suite 5
Lynbrook, NY 11563
Telephone: (516) 887-8200
Facsimile: 516-887-8250
david@dlubinassociates.com

June 13, 2011

Fits My Style Inc.
 9A Yadin Igal St
Ra'anana, Israel 43582

Re:           Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Fits My Style Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale of up to 786,000 shares of outstanding common stock (the “Shares”) held by selling security holders.

In connection therewith, we have examined and relied, upon original, certified, conformed, photostat or other copies of (a) th Articles of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as to matters of fact and have made such examination of laws as we have deemed relevant as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.

Based on our examination mentioned above, we are of the opinion that the Shares are legally and validly issued, fully paid and non-assessable.

This opinion letter is opining upon and is limited to the federal securities laws of the United States, New York and Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ David Lubin & Associates, PLLC

DAVID LUBIN & ASSOCIATES, PLLC